Generex Announces $750,000 Capital Investment

WORCESTER, MA & TORONTO, CANADA, August 8, 2012 (PRNewswire) – Generex Biotechnology Corporation (the “Company” or “Generex”) (www.generex.com) (OTCBB:GNBT) today announced that it entered into a securities purchase agreement with certain institutional investors on August 8, 2012. The investors have agreed to purchase an aggregate of 750 shares of the Company’s newly designated non-voting Series C 9% Convertible Preferred Stock (“convertible preferred stock”) and warrants to purchase up to an aggregate of 100% of the shares of its common stock issuable upon conversion of the convertible preferred stock (“warrants”) at the closing. The convertible preferred stock and warrants will be sold in units, with each unit consisting of one share of convertible preferred stock and a warrant to purchase 100% of the shares of the Company’s common stock issuable upon conversion of such share of convertible preferred stock. Each unit will be sold at a negotiated price of $1,000 for an aggregate purchase price of $750,000. An aggregate of 18,750,000 shares of the Company’s common stock will be issuable upon conversion of, or exercise of, the convertible preferred stock and warrants issued at the closing.

The convertible preferred stock has an effective conversion price of $0.08 per share, subject to adjustment under certain circumstances. The convertible preferred stock will accrue a 9% dividend until August 10, 2015 and, beginning on August 10, 2015 and on each one year anniversary thereafter, such dividend rate will increase by an additional 3%. The dividend will be payable quarterly in cash, or at the Company’s option, in shares of common stock. In the event that the convertible preferred stock is converted prior to August 10, 2015, the Company will pay the holder of the converted preferred stock an amount equal to $270 per $1,000 of stated value of the convertible preferred stock, less the amount of all prior quarterly dividends paid on such converted preferred stock before the relevant conversion date. Such “make-whole payment” may be made in cash or, at the Company’s option, in shares of its common stock.

Subject to certain ownership limitations, the warrants will be exercisable at any time after their date of issuance and on or before the fifth-year anniversary thereafter at an exercise price of $0.08 per share of common stock, subject to adjustment under certain circumstances. The exercise price and number of shares of common stock issuable upon exercise will also be adjusted if the Company sells or grants any shares of common stock or securities convertible into, or rights to acquire, common stock at an effective price per share that is lower than the then exercise price, except in the event of certain exempt issuances.

Generex intends to use the net proceeds (approximately $725,000) from the offering for general corporate purposes.

The closing is expected to take place on or about August 9, 2012 subject to the satisfaction of customary closing conditions.

Seahawk Capital Partners, Inc. will be paid a finder’s fee by the Company in connection with this offering. The fee will be paid in shares of the Company’s common stock.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of convertible preferred stock, warrants, the shares of common stock underlying the convertible preferred stock and the warrants, and the shares of common stock issuable in lieu of the cash payment of dividends on the convertible preferred stock payable and issuable as finders’ fees were offered privately pursuant to Regulation D under the Securities Act of 1933. The Company has agreed with the investors to file a registration statement with the Securities and Exchange Commission covering the public resale of the common stock issuable upon conversion of the preferred stock, issuable as dividends on the preferred stock and issued upon and exercise of the warrants. The Company has agreed to file the registration statement within 45 days after closing and to use its best efforts to have the registration statement declared effective within 120 days after closing.

About Generex Biotechnology Corporation

Generex is engaged in the research, development, and commercialization of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company's proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company's proprietary RapidMist™ device. Antigen Express, Inc. is a wholly owned subsidiary of Generex. The core platform technologies of Antigen Express comprise immunotherapeutic vaccines for the treatment of malignant, infectious, allergic, and autoimmune diseases. Antigen Express has pioneered the use of specific CD4+ T-helper stimulation technologies in immunotherapy. One focuses on modification of peptides with Ii-Key to increase potency while a second relies on inhibition of expression of the Ii protein. Antigen Express scientists, and others, have shown clearly that suppression of expression of the Ii protein in cancer cells allows for potent stimulation of T-helper cells and prevents the further growth of cancer cells. For more information, visit the Generex website at www.generex.com or the Antigen Express website at www.antigenexpress.com.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any "phase" of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

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SOURCE Generex Biotechnology Corporation

Generex Contacts:

Investor Relations Contacts:

Generex Biotechnology Corporation

Todd Falls

800-391-6755

Seahawk Capital Partners, Inc.

Joseph Moscato

646-599-6222

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